Exhibit 99.1

News Release

CONTACT:

Marisa Grimes, 646-654-5759; marisa.grimes@nielsen.com

Nielsen Extends Expiration Date for 11 1/8% Senior Discount Note Consent Solicitation

NEW YORK, NY – August 11, 2009 –The Nielsen Company B.V. (“Nielsen”) today announced that the expiration date for its previously announced consent solicitation launched on July 29, 2009 and relating to the proposed changes to the indenture governing its 11-1/8% Senior Discount Notes Due 2016 (the “Consent Solicitation”) has been extended to 5:00 p.m., London time, on August 14, 2009 (the “Expiration Date”).

Except for the extension of the Expiration Date for the Consent Solicitation, all of the terms and conditions set forth in the related consent solicitation statement dated July 29, 2009 remain unchanged.

Forward Looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, and Adweek). The privately held company is active in more than 100 countries, with headquarters in New York, USA. For more information, please visit www.nielsen.com

# # #